Exhibit 21.1

Subsidiaries of DJO Finance LLC

Name	Jurisdiction of Incorporation/Organization
DJO, LLC	Delaware
DJO Finance Corporation	Delaware
Encore Medical, L.P.	Delaware
Encore Medical GP, LLC	Nevada
Encore Medical Partners, LLC	Nevada
Empi, Inc.	Minnesota
Elastic Therapy, LLC	North Carolina
Rikco International, LLC	Wisconsin
DJO Consumer, LLC	Delaware
ReAble Therapeutics Europe GmbH	Germany
Ormed GmbH	Germany
Cefar-Compex Medical AB	Sweden
DJO Global Switzerland SARL	Switzerland
DJO Nordic AB	Sweden
dj orthopedics de Mexico S.A. de C.V.	Mexico
DJO Asia-Pacific Ltd.	Hong Kong
DJO Medical Device Trading (Shanghai) Ltd.	China
DJO Canada Inc.	Canada
DJO UK Ltd.	United Kingdom
DJO Italia SRL	Italian
DJO Benelux B.V.B.A.	Belgium
DJO France S.A.S.	France
DJO Iberica Productos Ortopedicos S.L.	Spain
DJO Tunisie SARL	Tunisia
DJO Global Pty. Ltd.	Australia
DJO Orthopaedic South Africa Pty. Ltd.	South Africa
DJO India Healthcare Private Ltd.	India
Speetec Implantate GmbH	Germany
Speetec Implantate AG	Switzerland
Medireha GmbH	Germany